Exhibit 10.43

FIDELITY NATIONAL INFORMATION SERVICES, INC.
601 Riverside Ave.
Jacksonville, FL 32204

February 7, 2011

Mr. William P. Foley
601 Riverside Ave.
Jacksonville, FL 32204

Re: Change in Status From Executive Chairman to Non-Executive Chairman

Dear Bill:

Presently, you are the Executive Chairman of Fidelity National Information Services, Inc. (the “Corporation” or “FIS”) and have entered into a Second Amended and Restated Employment Agreement with the Corporation dated as of September 30, 2009 (the “Employment Agreement”), which provides for a September 30, 2012 expiration date.

You and the Corporation mutually desire to change your status with the Corporation as further described below.

Effective as of February 8, 2011, you would no longer serve as an employee and Executive Chairman of the Corporation, and shall instead serve as a non-employee Chairman of the Corporation.

Effective as of February 8, 2011, your annual salary of $550,000 shall cease and you shall instead receive a $500,000 annual Chairman fee payable quarterly from the Corporation. You shall be eligible to receive your 2010 annual bonus, which shall be payable in 2011 at the same time as the Corporation pays annual bonuses to other Corporation officers. Your FIS equity shall continue to vest for so long as you remain a director, including as Chairman, or an employee of the Corporation. The FIS Compensation Committee shall retain discretion to grant or award you any future cash payments or equity for any reason. As of February 8, 2011, your Employment Agreement shall be terminated.

Please sign and return a copy of this letter to me confirming your agreement to the above changes and new terms. Thank you.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: _/s/ Michael L. Gravelle__________________
Name:     Michael L. Gravelle
Title:    Corporate Executive Vice President,
Chief Legal Officer and Corporate Secretary

AGREED TO AND ACCEPTED AS OF THE DATE HEREOF:

_/s/ William P. Foley, II_____________________
William P. Foley, II